Exhibit 2.8

FORM OF EMPLOYEE SERVICE CENTER/HRIS

TRANSITION SERVICES AGREEMENT

THIS EMPLOYEE SERVICE CENTER/HRIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of             , 2016 (the “Effective Date”), by and between CHSPSC, LLC, a Delaware limited liability company (“CHSPSC”), and QHCCS, LLC, a Delaware limited liability company (“QHCCS”).

Recitals

WHEREAS, Affiliates of CHSPSC and QHCCS are parties to a Separation and Distribution Agreement dated             , 2015 (the “Separation and Distribution Agreement”), pursuant to which, among other things, affiliates of QHCCS are acquiring control of the operations of the hospitals listed in Exhibit A hereto (individually a “Hospital” and collectively, the “Hospitals”), together with certain related assets and businesses (collectively, the “Facilities”). QHCCS has entered into this Agreement on behalf of its subsidiaries and affiliates that own and operate the Facilities. Terms used but not defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement.

WHEREAS, to assist in the transition of the ownership of the Facilities to affiliates of QHCCS pursuant to the Separation and Distribution Agreement, QHCCS desires that CHSPSC provide, and CHSPSC is willing to so provide, the services described below, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of all of which are forever acknowledged and confessed, the parties hereby agree as follows:

1. Transition Services. During the Term (defined below), CHSPSC shall provide to QHCCS the services described on Exhibit B attached hereto (collectively, the “Transition Services”). All of the Transition Services shall be provided by employees of CHSPSC, except that CHSPSC may, upon notice to QHCCS, subcontract to third parties the provision of all or part of such services.

2. Term. Unless earlier terminated as provided herein, the term of this Agreement (the “Term”) shall commence as of the Effective Date and shall remain in effect for a period of five (5) years following the Effective Date. The Term may be extended upon the written agreement of QHCCS and CHSPSC.

3. Default. If either QHCCS or CHSPSC fails to perform its obligations in accordance with this Agreement, the non-breaching party may give the party in breach written notice of such failure and the party in breach shall have thirty (30) days from the date of such notice (the “Cure Period”) to cure such failure to the reasonable satisfaction of the non-breaching party. If the party in breach does not cure such failure within the Cure Period, then the non-breaching party, at its option, may terminate this Agreement.

4. Payment for Transition Services.

(a) As compensation for the Transition Services to be provided hereunder by CHSPSC, QHCCS agrees to pay CHSPSC the compensation set forth on Exhibit C. CHSPSC shall, on a monthly basis, submit to QHCCS for payment its billing invoice setting forth the amount of fees for the Transition Services actually rendered in the immediately preceding month (the “Monthly Transition Services Invoice”). Payments in respect of any Monthly Transition Services Invoice shall be made, without setoff or deduction, within thirty (30) days after the date of receipt thereof.

(b) No more than once annually and effective on January 1 during the Term, CHSPSC may increase the monthly fees charged pursuant to Exhibit C by an amount equal to the percentage increase in the Consumer Price Index for the Calculation Period immediately preceding the January 1 on which such change shall become effective; provided, however, that such increase shall not exceed three percent (3%) in any year. As used herein, “Consumer Price Index” shall refer to All Items of the United States Consumer Price Index, published by the United States Department of Labor, All Cities Average (1986=100). As used herein, the “Calculation Period” means the twelve month period beginning on July 1 and ending on June 30 of the year preceding the year for which the price increase shall become effective. Notice of any fee increase with respect to a Calculation Period must be received by QHCCS by September 15 immediately following the Calculation Period so that QHCCS may advise its Affiliates of the fee increase that will affect their budgets. For example, the monthly fees may be increased effective January 1, 2017 by an amount equal to the percentage increase in the Consumer Price Index for the Calculation Period beginning on July 1, 2015 and ending on June 30, 2016 if CHSPSC gives written notice of such increase to QHCCS by September 15, 2016 (subject to the 3% annual cap).

5. Books and Records.

(a) Availability to Secretary and Others. If required by applicable law, CHSPSC agrees that until the expiration of four (4) years after the furnishing of services under this Agreement, it will make available to the Secretary of the United States Department of Health and Human Services and the United States Comptroller General, and their duly authorized representatives, this Agreement and all books, documents and records necessary to certify the nature and extent of the costs of the goods and services provided under this Agreement. No attorney-client, accountant-client or other legal privilege shall be deemed to have been waived by the parties by virtue of this provision.

(b) Right to Inspect. QHCCS shall have the right, at its expense, during normal business hours and with reasonable advance notice, to review and photocopy CHSPSC’s books and records that pertain directly to the fees payable to CHSPSC or the Transition Services provided hereunder.

6. Standard of Care; Limitation of Liability; Indemnity.

(a) CHSPSC will provide the Transition Services in good faith and with due care consistent with the care CHSPSC exercises in performing such Transition Services for itself. QHCCS acknowledges and agrees that CHSPSC does not regularly provide the Transition

Services to third parties as part of its business, and, except as specifically stated elsewhere herein, CHSPSC does not otherwise warrant or assume any responsibility for its performance of the Transition Services. Except as otherwise expressly set forth in this Agreement, CHSPSC MAKES NO REPRESENTATION OR WARRANTY, AND HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, IMPLIED OR STATUTORY, WITH RESPECT TO THE TRANSITION SERVICES OR THE PROVISION THEREOF.

(b) CHSPSC shall be responsible for any direct compensatory damages suffered by QHCCS in the event of a breach by CHSPSC or its obligations set forth herein which breach results from CHSPSC’s intentional misconduct or gross negligence. Except for the limited warranties provided hereunder, CHSPSC shall have no liability to QHCCS under this Agreement and QHCCS’ remedies under this Section 6 shall constitute its sole and exclusive remedies under this Agreement; provided that QHCCS shall be entitled to preliminary and other injunctive relief against any willful breach by CHSPSC of this Agreement. Under no circumstances shall CHSPSC be liable for consequential, exemplary, indirect, special, incidental or punitive damages, including loss of profits, revenues, data or use, incurred by QHCCS or its affiliates or any third party (even if any such party has been advised of the possibility of such damages), whether based on contract, tort or any other legal theory, arising out of or related to this Agreement or the Transition Services provided hereunder. QHCCS hereby acknowledges that CHSPSC does not regularly provide Transition Services to third parties as part of its business and that CHSPSC has agreed to provide the Transition Services under this Agreement only to assist QHCCS in its transition to operation as an independent public company.

(c) QHCCS shall defend, indemnify and hold harmless CHSPSC and its directors, officers, employees, agents and affiliates from and against any and all losses, liabilities, claims and costs, including, but not limited to, reasonable attorneys’ fees and legal costs arising from any lawsuits, administrative agency or other actions by third parties (collectively, “Losses”) to which CHSPSC is subjected arising out of or attributed, directly or indirectly, to the performance or non-performance of any of the Transition Services under this Agreement. Notwithstanding the foregoing, QHCCS shall not be required to defend, indemnify and hold harmless CHSPSC and its directors, officers, employees, agents and affiliates in respect of any such Losses that have resulted from CHSPSC’s intentional misconduct or gross negligence.

7. Force Majeure. Neither party shall be responsible for the performance of any of its obligations to the extent that it is delayed or hindered by warfare, riot, strike, lockout, boycott, governmental regulations, act of God, natural calamity or any other cause beyond its reasonable control that cannot be overcome by reasonable diligence.

8. Compliance with Laws. Each party shall perform its obligations hereunder in material compliance with all applicable federal, state and local laws, ordinances and regulations.

9. Confidentiality.

(a) Definition. “Confidential Information” means all information, data and materials furnished or made available by one party to the other party in connection with this

Agreement, including, without limitation, the identity of patients, the content of any medical records, financial and tax information, and information regarding Medicare and Medicaid claims submission and reimbursements.

(b) Obligation to Observe Confidentiality. The party receiving the Confidential Information (the “Receiving Party”) from the party who owns or holds in confidence such Confidential Information (the “Owning Party”) may use the Confidential Information solely for the purpose of performing its obligations or enforcing its rights under this Agreement.

(c) Protection. The Receiving Party shall not disclose any of the Confidential Information, except to those persons having a need to know for the purpose of performing its obligations or enforcing its rights under this Agreement. Each party shall take appropriate action, by instruction to or agreement with its affiliates, employees, agents and subcontractors, to maintain the confidentiality of the Confidential Information. The Receiving Party shall promptly notify the Owning Party in the event that the Receiving Party learns of an unauthorized release of Confidential Information.

(d) Exceptions. The Receiving Party shall have no obligation with respect to (i) Confidential Information made available to the general public without restriction by the Owning Party or by an authorized third party; (ii) Confidential Information known to the Receiving Party independently of disclosures by the Owning Party under this Agreement; (iii) Confidential Information independently developed by the Receiving Party; or (iv) Confidential Information that the Receiving Party may be required to disclose pursuant to subpoena or other lawful process; provided, however, that the Receiving Party notifies the Owning Party in a timely manner to allow the Owning Party to appear and protect its interests.

(e) Return of Confidential Information. Upon the termination or expiration of this Agreement, each party shall (a) immediately cease to use the other party’s Confidential Information, (b) return to the other party or destroy such Confidential Information and all copies thereof within ten (10) days of the termination, unless otherwise provided in this Agreement, and (c) upon request, certify in writing to the other party that it has complied with its obligations set forth in this Section 9(e), unless otherwise provided in this Agreement.

(f) Availability of Equitable Remedies. The parties acknowledge that monetary remedies may be inadequate to protect rights in Confidential Information and that, in addition to legal remedies otherwise available, injunctive relief is an appropriate judicial remedy to protect such rights.

10. Protected Health Information. CHSPSC shall use its best efforts to protect the confidentiality of all records of the Facilities in accordance with the standards of all applicable local, state and federal laws and regulations relating to the records of the Facilities, specifically including the privacy requirements of the Administrative Simplification subtitle of the Health Insurance Portability and Accountability Act of 1996 and state requirements. CHSPSC shall comply with the Business Associate Agreement by and between QHCCS and CHSPSC and the other parties named therein dated as of the Effective Date.

11. Choice of Law.

(a) THIS AGREEMENT AND THE PARTIES’ RESPECTIVE RIGHTS HEREUNDER SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TENNESSEE WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES. TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO HEREBY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY TO ENFORCE ANY TERM OR CONDITION OF THIS AGREEMENT.

(b) The parties hereto agree to unconditionally and irrevocably submit to the exclusive jurisdiction of any federal or state court located in Tennessee and any appellate court from any thereof, for the resolution of any such claim or dispute. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 15.

12. Exclusion from Participation. CHSPSC hereby represents and warrants to QHCCS that neither it nor any of its officers, directors, employees, agents, subcontractors or others performing Transition Services (collectively, “CHSPSC Parties”) under this Agreement has been excluded from participation in any applicable Federal or State health benefits program (including, without limitation, Medicare or Medicaid). CHSPSC shall promptly notify QHCCS in writing if any CHSPSC Party becomes excluded from program participation. Notwithstanding any other provision of this Agreement to the contrary, QHCCS shall have the right to terminate, without further liability, this Agreement upon the exclusion or sanction of any CHSPSC Party from any such program.

13. Assignment. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.

14. Patient Referrals. No part of this Agreement shall be construed to induce or encourage the referral of patients. The parties acknowledge that there is no requirement under this Agreement or any other agreement between QHCCS and CHSPSC that QHCCS refer any patients to CHSPSC or any of its Affiliates. Additionally, no payment made under this Agreement shall be in return for the referral of patients or in return for the purchasing, leasing, or ordering of any products or services from QHCCS or any of its Affiliates.

15. Notices. Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by receipted overnight delivery, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

QHCCS:	QHCCS, LLC
1573 Mallory Lane, Suite 100
Brentwood, TN 37027
Attention: President

With a simultaneous copy to:	QHCCS, LLC
1573 Mallory Lane, Suite 100
Brentwood, TN 37027
Attention: General Counsel

CHSPSC:	CHSPSC, LLC
4000 Meridian Boulevard
Franklin, Tennessee 37067
Attention: Chief Executive Officer

With a simultaneous copy to:	CHSPSC, LLC
4000 Meridian Boulevard
Franklin, Tennessee 37067
Attention: General Counsel

or to such other address, and to the attention of such other person or officer as any party may designate, with copies thereof to the respective counsel thereof as notified by such party.

16. Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality or unenforceability shall in no event affect, prejudice or disturb the validity of the remainder of this Agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms.

17. Independent Contractor. Each party shall perform its duties and obligations hereunder for the other party in the capacity of an independent contractor and not as an employee of such party. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between any of the parties hereto. Personnel supplied by CHSPSC hereunder, whether or not located on QHCCS’s premises, are not QHCCS’s employees or agents and shall not hold themselves out as such, and CHSPSC assumes full responsibility for their acts and for compliance with any applicable employment and tax laws with respect to such employees.

18. Waiver. Failure by any party at any time to exercise any right or remedy granted herein or established by law shall not be deemed to operate as a waiver of its right to exercise such right or remedy at any other future time.

19. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions (without the need to post bond or other security) to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

20. Entire Agreement/Amendment. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the parties hereto.

21. Further Assurances. Each party, upon reasonable request from the other party, will from time to time during the Term of this Agreement, take all actions and execute and deliver all such instruments and documents as may be reasonably requested to carry out the intent of this Agreement.

22. Execution of this Agreement. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective authorized officers as of the date above written.

CHSPSC, LLC

By:

QHCCS, LLC

By: